Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Arc Logistics Partners LP of our report dated August 9, 2013 relating to the balance sheet of Arc Logistics Partners LP, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

October 2, 2013